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AMENDED AND RESTATED
AGREEMENT AND PLAN OF REORGANIZATION

among

FINISAR CORPORATION,
a Delaware corporation
("Finisar"),

SILVER ACQUISITION CORP.,
a California corporation and wholly-owned
subsidiary of Finisar,

and

SHOMITI SYSTEMS, INC.,
a California corporation
("Shomiti")

Dated February 7, 2001

i

ii

ARTICLE IX ESCROW AND INDEMNIFICATION		40
Section 9.1	Survival of Representations and Warranties	40
Section 9.2	Indemnification by Shareholders	40
Section 9.3	Procedures for Recovery	41
Section 9.4	Defense of Third Party Claims	41
Section 9.5	Manner of Recovery	42
Section 9.6	Appointment of Shareholders' Representative	42
ARTICLE X GENERAL PROVISIONS		43
Section 10.1	Notices	43
Section 10.2	Interpretation	44
Section 10.3	Counterparts	44
Section 10.4	Severability	45
Section 10.5	Entire Agreement	45
Section 10.6	Governing Law	45
Section 10.7	Assignment	45
Section 10.8	Attorneys' Fees	45
Section 10.9	WAIVER OF JURY TRIAL	45
EXHIBITS
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Affiliate Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Noncompetition Agreement
Exhibit E	Form of Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation
Exhibit F	Form of Opinion of Gray Cary Ware & Freidenrich LLP
Exhibit G	Form of Certificate of Designation
SCHEDULES
Schedule 2.6	Contingent Payment Schedule
Schedule 6.9(f)	Shomiti Affiliates
Schedule 6.11(c)	Amendments to Shomiti Change of Control Agreements
Schedule 6.11(d)	Shomiti Employees to be Offered Employment
Schedule 6.12(b)	Exceptions to Section 6.12(b)
Schedule 6.12(e)	Schedule of New Finisar Options
Schedule 6.18	Estimated Shomiti Transaction Expenses
Schedule 6.21(i)	Third Party Agreement
Schedule 6.21(ii)	Rights Agreement
Schedule 6.21(iii)	Letter Agreement
Schedule 7.2(n)	Schedule of Third Party Consents

iii

AMENDED AND RESTATED

AGREEMENT AND PLAN OF REORGANIZATION

    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of February 7, 2001, by and among Finisar Corporation, a Delaware corporation ("Finisar"), Silver Acquisition Corp., a California corporation and wholly-owned subsidiary of Finisar ("Sub"), and Shomiti Systems, Inc., a California corporation ("Shomiti").

RECITALS

    WHEREAS, the Boards of Directors of Finisar, Sub and Shomiti deem it advisable and in the best interests of each corporation and its respective shareholders that Finisar and Shomiti combine in order to advance the long-term business interests of Finisar and Shomiti;

    WHEREAS, Finisar, Shomiti and Sub entered into an Agreement and Plan of Reorganization, dated November 21, 2000 (the "Original Reorganization Agreement");

    WHEREAS, Finisar, Shomiti and Sub desire to amend and restate the Original Reorganization Agreement;

    WHEREAS, the combination of Finisar and Shomiti shall be effected by the terms of this Agreement through a transaction (the "Merger") in which Sub will merge with and into Shomiti, Shomiti will become a wholly-owned subsidiary of Finisar and the shareholders of Shomiti will become shareholders of Finisar; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

    Section 1.1  Effective Time of the Merger.  Subject to the provisions of this Agreement, an Agreement and Plan of Merger (the "Agreement of Merger") in such form as is required by the relevant provisions of the California General Corporation Law ("GCL") shall be duly prepared, executed and acknowledged by Sub and by Shomiti as the Surviving Corporation (as defined in Section 1.3(a)) and delivered to the California Secretary of State for filing, along with certificates of officers (the "Officers' Certificates") of the Constituent Corporations (as defined in Section 1.3(a)) on, or as soon as practicable after, the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Agreement of Merger and the Officers' Certificates with the California Secretary of State (the "Effective Time").

    Section 1.2  Closing.  The closing of the Merger (the "Closing") will take place at 1:00 p.m., Pacific Time, on a date to be specified by Finisar and Shomiti (the "Closing Date"), which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been met or waived as provided in Article VII at or prior to the Closing, at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301 unless another date or place is agreed to in writing by Finisar and Shomiti.

    Section 1.3  Effects of the Merger.

      (a) At the Effective Time (i) Sub shall be merged with and into Shomiti (the "Surviving Corporation") and the separate existence of Sub shall cease; (ii) the Articles of Incorporation of Shomiti as the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, except that Article I of the amended and restated Articles of Incorporation of Shomiti, instead of reading the same as Article I of the Articles of Incorporation of Sub, shall read as follows: "First: The name of the corporation is Shomiti Systems, Inc." and (iii) the Bylaws of Shomiti as the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Sub as in effect immediately prior to the Effective Time, except that all references in such Bylaws to Sub shall be changed to refer to Shomiti Systems, Inc. Sub and Shomiti are sometimes referred to herein as the "Constituent Corporations."

      (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

    Section 1.4  Directors and Officers.  The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF SECURITIES

    Section 2.1  Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

      (a) "Aggregate Liquidation Preference" shall mean the sum of (i) the Series A Liquidation Preference, (ii) the Series B Liquidation Preference, and (iii) the Series C Liquidation Preference.

      (b) "Finisar Capital Stock" shall mean, collectively, the Finisar Preferred Stock and the Finisar Common Stock issuable upon conversion of the Finisar Preferred Stock.

      (c) "Finisar Common Stock" shall mean the Common Stock, $0.001 par value, of Finisar.

      (d) "Finisar Preferred Stock" shall mean the Series A Preferred Stock, $.001 par value, of Finisar.

      (e) "Finisar Series A Conversion Rate" shall mean three-for-one.

      (f)  "Finisar Share Price" shall mean $28.70625.

      (g) "Fourth Tier Liquidation Preference" shall mean $3.33 multiplied by the Total Shomiti Capital Stock Number less the Total Series A Preferred Number and the Total Series B Preferred Number.

      (h) "Per Share Fourth Tier Distribution" shall mean the Total Fourth Tier Shares divided by the Total Shomiti Capital Stock Number less the Total Series A Preferred Number and the Total Series B Preferred Number.

      (i)  "Per Share Residual Distribution" shall mean the number of shares of Finisar Preferred Stock determined by subtracting the Total First Tier Shares, the Total Second Tier Shares, the Total Third Tier Shares and the Total Fourth Tier Shares from the Total Merger Shares and dividing the remainder by the Total Shomiti Capital Stock Number less the Total Series A Preferred Number, the Total Series B Preferred Number and the Total Series C Preferred Number.

      (j)  "Per Share Second Tier Distribution" shall mean the Total Second Tier Shares divided by the Total Shomiti Capital Stock Number.

      (k) "Per Share Third Tier Distribution" shall mean the Total Third Tier Shares divided by the Total Shomiti Capital Stock Number less the Total Series A Preferred Number.

      (l)  "Second Tier Liquidation Preference" shall mean $2.00 multiplied by the Total Shomiti Capital Stock Number.

      (m) "Series A Liquidation Preference" shall mean $0.50 multiplied by the Total Series A Preferred Number.

      (n) "Series B Liquidation Preference" shall mean $2.285 multiplied by the Total Series B Preferred Number.

      (o) "Series C Liquidation Preference" shall mean $4.78 multiplied by the Total Series C Preferred Number.

      (p) "Shomiti Accounting Fee Deductible" shall have the meaning set forth in Section 6.18.

      (q) "Shomiti Capital Stock" shall mean, collectively, the Shomiti Common Stock and the Shomiti Preferred Stock.

      (r) "Shomiti Closing Transaction Expense Schedule" shall have the meaning set forth in Section 6.18.

      (s) "Shomiti Common Stock" shall mean the Common Stock, no par value, of Shomiti.

      (t)  "Shomiti Options" shall have the meaning set forth in Section 2.2(d).

      (u) "Shomiti Preferred Stock" shall mean, collectively, the Shomiti Series A Preferred Stock, the Shomiti Series B Preferred Stock and the Shomiti Series C Preferred Stock.

      (v) "Shomiti Series A Preferred Stock" shall mean the Series A Preferred Stock, no par value, of Shomiti.

      (w) "Shomiti Series B Preferred Stock" shall mean the Series C Preferred Stock, no par value, of Shomiti.

      (x) "Shomiti Series C Preferred Stock" shall mean the Series C Preferred Stock, no par value of Shomiti.

      (y) "Shomiti Transaction Expenses" and "Estimated Shomiti Transaction Expenses" shall have the meanings set forth in Section 6.18.

      (z) "Shomiti Warrants" shall have the meaning set forth in Section 2.2(e).

      (aa) "Third Tier Liquidation Preference" shall mean $2.57 multiplied by the Total Shomiti Capital Stock Number less the Total Series A Preferred Number.

      (bb) "Total Adjusted Merger Consideration" shall mean the Total Merger Consideration less the aggregate amount of the Estimated Shomiti Transaction Expenses (excluding the Shomiti Accounting Fee Deductible) set forth in the Shomiti Closing Transaction Expense Schedule.

      (cc) "Total First Tier Shares" shall mean the sum of the Total Series A Liquidation Shares, the Total Series B Liquidation Shares and the Total Series C Liquidation Shares.

      (dd) "Total Fourth Tier Shares" shall mean the number of shares of Finisar Preferred Stock determined by dividing the Fourth Tier Liquidation Preference by the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

      (ee) "Total Merger Consideration" shall mean $108,800,000.

      (ff) "Total Merger Shares" shall mean the number of shares of Finisar Preferred Stock equal to the quotient obtained by dividing (i) the Total Adjusted Merger Consideration by (ii) the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

      (gg) "Total Second Tier Shares" shall mean the number of shares of Finisar Preferred Stock determined by dividing the Second Tier Liquidation Preference by the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

      (hh) "Total Series A Liquidation Shares" means the number of shares of Finisar Preferred Stock determined by dividing the Series A Liquidation Preference by the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

      (ii) "Total Series B Liquidation Shares" means the number of shares of Finisar Preferred Stock determined by dividing the Series B Liquidation Preference by the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

      (jj) "Total Series C Liquidation Shares" means the number of shares of Finisar Preferred Stock determined by dividing the Series C Liquidation Preference by the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

      (kk) "Total Series A Preferred Number" shall mean the number of shares of Shomiti Series A Preferred Stock outstanding immediately prior to the Effective Time (including the shares of Shomiti Series A Preferred Stock issuable upon exercise of all outstanding Shomiti Warrants and any other rights to acquire Shomiti Series A Preferred Stock).

      (ll) "Total Series B Preferred Number" shall mean the number of shares of Shomiti Series B Preferred Stock outstanding immediately prior to the Effective Time (including the shares of Shomiti Series B Preferred Stock issuable upon exercise of all outstanding Shomiti Warrants and any other rights to acquire Shomiti Series B Preferred Stock).

      (mm)"Total Series C Preferred Number" shall mean the number of shares of Shomiti Series C Preferred Stock outstanding immediately prior to the Effective Time (including the shares of Shomiti Series C Preferred Stock issuable upon exercise of all outstanding Shomiti Warrants and any other rights to acquire Shomiti Series A Preferred Stock).

      (nn) "Total Shomiti Capital Stock Number" shall mean the number of shares of Shomiti Common Stock outstanding immediately prior to the Effective Time, on a fully-diluted, as-converted basis, assuming that all outstanding shares of Shomiti Preferred Stock, all Shomiti Warrants (including rights to issuance of Shomiti Warrants), all Shomiti Options, whether vested or unvested, and any other rights to acquire Shomiti Capital Stock outstanding immediately prior to the Effective Time are converted or exercised.

      (oo) "Total Third Tier Shares" shall mean the number of shares of Finisar Preferred Stock determined by dividing the Third Tier Liquidation Preference by the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

    Section 2.2  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Shomiti or capital stock of Sub:

      (a)  Capital Stock of Sub.  Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

      (b)  Cancellation of Treasury Stock and Finisar-Owned Stock.  Any shares of Shomiti Capital Stock that are owned by Shomiti as treasury stock and any shares that are owned by Finisar, Sub or any other wholly-owned Subsidiary (as defined in Section 10.2) of Finisar shall be cancelled and retired and shall cease to exist and no stock of Finisar or other consideration shall be delivered in exchange therefor. All shares of Finisar Common Stock owned by Shomiti shall remain unaffected by the Merger.

      (c)  Exchange Ratios for Shomiti Capital Stock.  Subject to Sections 2.4 and 2.5, and other than shares, if any, to be cancelled in accordance with Section 2.2(b), each issued and outstanding share of Shomiti Capital Stock shall be converted into the right to receive the number of validly issued, fully-paid and nonassessable shares of Finisar Preferred Stock determined as follows:

         (i) each issued and outstanding share of Shomiti Series A Preferred Stock shall be converted into the right to receive the sum of (A) the number of shares of Finisar Preferred Stock determined by dividing the Total Series A Liquidation Shares by the Total Series A Preferred Number, plus (B) the Per Share Second Tier Distribution;

        (ii) each issued and outstanding share of Shomiti Series B Preferred Stock shall be converted into the right to receive the sum of (A) the number of shares of Finisar Preferred Stock determined by dividing the Total Series B Liquidation Shares by the Total Series B Preferred Number, plus (B) the Per Share Second Tier Distribution, plus (C) the Per Share Third Tier Distribution;

        (iii) each issued and outstanding share of Shomiti Series C Preferred Stock shall be converted into the right to receive the sum of (A) the number of shares of Finisar Preferred Stock determined by dividing the Total Series C Liquidation Shares by the Total Series C Preferred Number, plus (B) the Per Share Second Tier Distribution, plus (C) the Per Share Third Tier Distribution, plus (D) the Per Share Fourth Tier Distribution; and

        (iv) each issued and outstanding share of Shomiti Common Stock shall be converted into the right to receive the sum of (A) the Per Share Second Tier Distribution, plus (B) the Per Share Third Tier Distribution, plus (C) the Per Share Fourth Tier Distribution, plus (D) the Per Share Residual Distribution.

    The number of shares of Finisar Preferred Stock into which each share of Shomiti Capital Stock shall be converted, as specified above, shall be referred to as the "Series A Exchange Ratio," the "Series B Exchange Ratio," the "Series C Exchange Ratio," and the "Common Stock Exchange Ratio," respectively, and collectively, the "Exchange Ratios." The Exchange Ratios shall be adjusted for any stock split, stock dividend or similar transaction effected between the date hereof and the Effective Time.

      (d)  Shomiti Stock Options.  At the Effective Time, all then outstanding options to purchase Shomiti Common Stock (the "Shomiti Options") issued under Shomiti's 1995 Stock Plan (the

  "Shomiti Option Plan") not exercised as of the Effective Time will be assumed by Finisar and converted into Assumed Options in accordance with Section 6.12.

      (e)  Warrant Exchange.  If any outstanding warrant to purchase shares of Shomiti Capital Stock (a "Shomiti Warrant") shall remain unexpired and unexercised at the Effective Time, without further action by the holder thereof, any such Shomiti Warrant (i) will be assumed by Finisar in connection with the Merger, (ii) shall continue to have, and be subject to, the same terms and conditions as were applicable to such Shomiti Warrant immediately prior to the Effective Time (including, but not limited to, any repurchase rights or vesting provisions), except that (A) such Shomiti Warrant shall be exercisable for that number of whole shares of Finisar Preferred Stock that the holder of the Shomiti Warrant would have received had the Shomiti Warrant been fully exercisable and exercised immediately prior to the Effective Time, and (B) the per share exercise price for the shares of Finisar Common Stock issuable upon exercise of such assumed Shomiti Warrant shall be equal to the quotient determined by dividing the exercise price per share of Shomiti Capital Stock at which such Shomiti Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio for such class of Shomiti Capital Stock as determined pursuant to Section 2.2(c), above, rounded up to the nearest whole cent).

    Section 2.3  Exchange of Certificates.  The procedures for exchanging outstanding shares of Shomiti Capital Stock for Finisar Preferred Stock pursuant to the Merger are as follows:

      (a)  Exchange Agent.  At the Effective Time, Finisar shall cause to be deposited with an exchange agent designated by Finisar (the "Exchange Agent"), for the benefit of the holders of shares of Shomiti Capital Stock, for exchange in accordance with this Section 2.3 through the Exchange Agent, certificates representing the shares of Finisar Preferred Stock issuable pursuant to Section 2.2 less the number of shares of Finisar Preferred Stock issuable and deliverable to the Escrow Agent pursuant to Section 2.4 (such shares of Finisar Preferred Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), in exchange for outstanding shares of Shomiti Capital Stock.

      (b)  Exchange Procedures.  At the Closing or within ten (10) days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Shomiti Capital Stock (each a "Certificate," and collectively, the "Certificates") whose shares were converted pursuant to Section 2.2 into the right to receive shares of Finisar Preferred Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Finisar and Shomiti may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Finisar Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Finisar, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Finisar Preferred Stock which such holder has the right to receive pursuant to Section 2.2(c) and cash in lieu of fractional shares in accordance with Section 2.3(f), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Shomiti Capital Stock which is not registered in the transfer records of Shomiti, a certificate representing the shares of Finisar Preferred Stock to which the holder is entitled may be issued to a transferee if the Certificate representing such Shomiti Capital Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Finisar Preferred Stock and cash in lieu of any fractional shares of Finisar Preferred Stock as contemplated by this Section 2.3.

      (c)  Shomiti Restricted Stock.  Notwithstanding the foregoing, if any unvested shares of Shomiti Capital Stock subject to a right of repurchase by Shomiti ("Shomiti Restricted Stock") remain outstanding immediately prior to the Effective Time, subject to the surrender of the Certificate or Certificates representing such shares of the Shomiti Restricted Stock in accordance with the foregoing terms of this Section 2.3, the portion of the Finisar Preferred Stock payable in exchange for such shares of Shomiti Restricted Stock shall be held by the Secretary of Finisar until the expiration of the right of repurchase to which such shares of Shomiti Restricted Stock were subject and Finisar shall cause the Secretary of Finisar to pay such amounts to the former holder of Shomiti Restricted Stock from time to time and at such time as such right of repurchase expires pursuant to, and in accordance with, the terms and conditions of the agreement(s) between such former holder and Shomiti.

      (d)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Finisar Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Finisar Preferred Stock represented thereby and no cash payment in lieu of fractional shares payable to any such holder pursuant to subsection (f) below shall be paid until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Finisar Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Finisar Preferred Stock to which such holder is entitled pursuant to subsection (f) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Finisar Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Finisar Preferred Stock.

      (e)  No Further Ownership Rights in Shomiti Capital Stock.  All shares of Finisar Preferred Stock and cash issued and paid upon the surrender for exchange of shares of Shomiti Capital Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (d) or (f) of this Section 2.3) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Shomiti Capital Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Shomiti Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.3.

      (f)  No Fractional Shares.  No certificate or scrip representing fractional shares of Finisar Preferred Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Finisar. Notwithstanding any other provision of this Agreement, each holder of shares of Shomiti Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Finisar Preferred Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Finisar Capital Stock multiplied by the product of the Finisar Share Price and the Finisar Series A Conversion Rate.

      (g)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the stockholders of Shomiti after one year after the Effective Time shall be delivered to Finisar, upon demand, and any stockholders of Shomiti who have not previously complied with this Section 2.3 shall thereafter look only to Finisar for payment of their claim for Finisar Capital Stock, any cash in lieu of fractional shares of Finisar Capital Stock, and any dividends or distributions with respect to Finisar Capital Stock.

      (h)  No Liability.  Neither Finisar nor Shomiti shall be liable to any holder of shares of Shomiti Capital Stock or Finisar Capital Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (i)  Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Finisar shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Finisar Capital Stock issuable in exchange therefore pursuant to the provisions of this Article II, together with cash, if any, in lieu of fractional shares in accordance with Section 2.3(f) hereof. The Board of Directors of Finisar may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Finisar an indemnity agreement against any claim that may be made against Finisar with respect to the Certificate alleged to have been lost, stolen or destroyed.

    Section 2.4  Escrow.

      (a) At the Closing, or as soon as practicable after the Effective Time, Finisar shall cause to be deposited into escrow (the "Escrow") certificates representing the number of shares of Finisar Preferred Stock equal to ten percent (10%) of the shares of Finisar Preferred Stock issuable in the Merger (the "Escrow Shares"). The Escrow Shares shall be held by U.S. Bank Trust, National Association, or such other financial institution as Finisar and Shomiti shall mutually determine (the "Escrow Agent") in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of Exhibit A hereto (the "Escrow Agreement"). The Escrow Shares shall be deemed to have been contributed only by holders of issued and outstanding Shomiti Capital Stock immediately prior to the Effective Time ("Shomiti Shareholders"), and the portion of the Escrow Shares contributed on behalf of each Shomiti Shareholder shall be the proportion that the aggregate number of vested shares of Finisar Preferred Stock which such Shomiti Shareholder would otherwise be entitled to receive bears to all vested shares of Finisar Preferred Stock entitled to be received by the Shomiti Shareholders at the Effective Time. For the avoidance of doubt, the Escrow Shares so deposited shall be shares of Finisar Preferred Stock which are vested and are not subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement between the holder thereof and Shomiti or Finisar.

      (b) Within ten (10) days following the twelve-month anniversary of the Closing Date, the Escrow Shares shall be released from the escrow subject to the provisions of Article IX of this Agreement relating to claims of indemnification. Subject to the provisions of Section 9.2(d), the sole recourse for indemnification claims under Article IX shall be limited to the Escrow Shares.

    Section 2.5  Dissenters' Rights.  In the event the Merger becomes effective without the approval of the holders of 100% of the outstanding shares of Shomiti Capital Stock, any shares of Shomiti Capital Stock held by shareholders who properly exercise and perfect the dissenters' rights set forth in Chapter 13 of the GCL ("Dissenting Shares") shall not be converted pursuant to Section 2.2, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the GCL. Finisar shall have the right to control all negotiations and proceedings with respect to the determination of the fair value of the Shomiti Capital Stock. Shomiti agrees that, without the prior written consent of Finisar or as required under the GCL, it will not voluntarily make any payment with respect to, or determine or offer to determine, the fair value of the Shomiti Capital Stock. Each holder of Dissenting Shares (a "Dissenting

Shareholder") who, pursuant to the provisions of the GCL, becomes entitled to payment of the fair value of Shomiti Capital Stock shall receive payment therefor (but only after the fair value therefor shall have been agreed upon or finally determined pursuant to the provisions of the GCL). In the event that any holder of Shomiti Capital Stock fails to make an effective demand for payment or otherwise loses his, her or its status as a Dissenting Shareholder, Finisar shall, as of the later of the Effective Time or the occurrence of such event, and subject to compliance by such Dissenting Shareholder with the requirements of Section 2.3, issue and deliver, upon surrender by such Dissenting Shareholder of his, her or its Certificate(s), the shares of Finisar Capital Stock and cash, including any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Shareholder would have been entitled under Section 2.3.

    Section 2.6  Contingent Payment.  To the extent the party identified (and under the agreement described) in Schedule 2.6 hereof shall continue to have any potential rights to purchase shares of Finisar Preferred Stock (the "Third Party Finisar Shares Rights") as of the Effective Time, upon the lapse or termination thereof, Finisar shall cause to be issued to each of the Shomiti Shareholders that number of shares of Finisar Preferred Stock representing the entire lapsed or terminated portion of the Third Party Finisar Shares Rights in accordance with the Shomiti Shareholder's respective contribution to the Escrow on a pro rata basis.

    Section 2.7  Conversion of Finisar Preferred Stock.

      (a) Prior to the Closing, Finisar shall file a Certificate of Designation to its Certificate of Incorporation in the form attached hereto as Exhibit G for the purpose of establishing and designating the rights and preferences of the Finisar Preferred Stock to be issued pursuant to Section 2.2 hereof, including the automatic conversion of the Finisar Preferred Stock into Finisar Common Stock immediately upon the filing of a certificate of amendment to Finisar's Certificate of Incorporation (the "Certificate of Amendment") to increase the authorized shares of Finisar Common Stock to a number of shares sufficient to create a reserve of Finisar Common Stock to allow for the conversion of the Finisar Preferred Stock to be issued in the Merger into Finisar Common Stock on a three-for-one basis, subject to adjustment for stock splits, combinations, stock dividends and the like (the "Automatic Conversion").

      (b) Finisar agrees not to issue any securities having rights to convert into Finisar Common Stock that are superior to the conversion rights of the Finisar Preferred Stock until the earlier of the effectiveness of the Automatic Conversion.

      (c) Prior to the filing of the Certificate of Amendment, Finisar shall take all corporate action, subject to stockholder approval of an increase in the authorized shares of Finisar Common Stock, necessary to reserve a sufficient number of shares of Finisar Common Stock for issuance and delivery upon the conversion of the Finisar Preferred Stock issuable in the Merger.

    Section 2.8  Finisar Stockholder Approval.  Finisar shall hold a meeting of its stockholders as soon as practicable, and in any event shall exercise its best efforts to hold such meeting by May 31, 2001, to solicit the approval of a proposal to amend its Certificate of Incorporation to increase the authorized shares of Finisar Common Stock to 1,000,000,000. If Finisar is unable to obtain stockholder approval of such proposal, Finisar shall modify the proposal to reduce the size of the increase such that the proposal would likely be approved by the Finisar stockholders and shall re-solicit the Finisar stockholders for the approval of such proposal, as modified, as soon as practicable thereafter. If Finisar is unable to obtain stockholder approval of the proposal, as modified, Finisar shall be under a continuing obligation to re-solicit approval of its stockholders no less frequently than every three (3) months until the Finisar stockholders shall have approved an increase in the authorized number of shares of Finisar Common Stock sufficient to create a reserve of Finisar Common Stock to allow for the conversion of all shares of the Finisar Preferred Stock issued in the Merger into Finisar Common

Stock. Finisar shall file the Certificate of Amendment no later than two (2) business days following stockholder approval of the increase.

    Section 2.9  Representations, Warranties, Covenants and Agreements.  Solely for the purposes of Articles III, IV, V, VI and VII hereof, the Shomiti Disclosure Schedule and the Finisar Disclosure Schedule (as each is defined herein), the representations and warranties, covenants, agreements and all other provisions contained therein shall be deemed to have been made and entered into as of November 21, 2000 and the phrases "the date hereof" and "the date of this Agreement" therein shall mean November 21, 2000; provided, however, that the representations in Section 4.2(a) hereof are made as of December 31, 2000 (except for those which specifically refer to September 30, 2000).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHOMITI

    Shomiti hereby represents and warrants to Finisar that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided to Finisar on or before the date of this Agreement (the "Shomiti Disclosure Schedule"). The Shomiti Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and shall qualify only the corresponding Section in this Article III and any other Section hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed (after review of the entire Shomiti Disclosure Schedule), that the disclosure would apply to such other Section.

    Section 3.1  Organization, Standing and Power.  Shomiti is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a Material Adverse Effect (as defined in Section 10.2(a)) on Shomiti as it currently conducts its business or currently proposes to conduct its business. Shomiti has delivered true and correct copies of the Articles of Incorporation and Bylaws of Shomiti, each as amended to date, to Finisar. Shomiti is not in violation of any of the provisions of its Articles of Incorporation, Bylaws or other charter documents. Shomiti does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    Section 3.2  Shomiti Capital Structure.

      (a) The authorized capital stock of Shomiti consists of 30,000,000 shares of Shomiti Common Stock and 7,615,000 shares of Shomiti Preferred Stock, of which 2,315,000 shares have been designated Series A Preferred Stock, 1,900,000 shares have been designated Series B Preferred Stock and 3,400,000 shares have been designated Series C Preferred Stock. As of the date hereof, 4,153,509 shares of Shomiti Common Stock, 2,300,000 shares of Shomiti Series A Preferred Stock, 1,659,944 shares of Shomiti Series B Preferred Stock and 3,160,607 shares of Shomiti Series C Preferred Stock are issued and outstanding and held of record by those persons set forth in the Shomiti Disclosure Schedule. All such outstanding shares of Shomiti Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and are not subject to any preemptive rights or rights of first refusal created by statute, the charter documents of Shomiti or any agreement to which Shomiti is a party or by which it is bound. As of the date hereof, 3,583,334 shares of Shomiti Common Stock are reserved for issuance under the Shomiti Option Plan, of which an aggregate of 1,635,750 shares are subject to outstanding options held by those persons set forth in the Shomiti Disclosure Schedule. As of the date hereof, 990,000 shares of Common Stock, 21,038 shares of Series A Preferred Stock, 15,316 shares of Series B Preferred Stock and 24,405 shares of Series C Preferred Stock are reserved for issuance upon the exercise of the Shomiti Warrants.

      (b) Except as set forth in this Section 3.2, there are (i) no equity securities of any class of Shomiti, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which Shomiti is a party or by which it is bound obligating Shomiti to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Shomiti or obligating Shomiti to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Shomiti's capital stock (i) between or among Shomiti and any of its shareholders or (ii) to Shomiti's knowledge, between or among any of Shomiti's shareholders.

    Section 3.3  Authority; Required Filings and Consents.

      (a) Shomiti has all requisite corporate power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by Shomiti hereunder, including the Agreement of Merger (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Shomiti is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Shomiti, subject only to the approval of the Merger by Shomiti's shareholders as required by the GCL. This Agreement and the other Transaction Documents to which Shomiti is a party have been or will be duly executed and delivered by Shomiti and constitute or will constitute the valid and binding obligations of Shomiti, enforceable against Shomiti in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

      (b) The execution and delivery by Shomiti of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or Bylaws of Shomiti, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Shomiti is a party or by which Shomiti or any of its properties or assets may be bound, or (iii) conflict with or violate any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Shomiti or any of its properties or assets.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Shomiti or its shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Agreement of Merger and Officer's Certificates with the California Secretary of State in accordance with the GCL, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Shomiti and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

    Section 3.4  Financial Statements.  Shomiti has delivered to Finisar (i) its quarterly unaudited financial statements for each of the years ended October 1, 1999 and September 30, 2000, and (ii) its monthly unaudited financial statements for the fiscal year ended September 30, 2000 (the "Balance Sheet Date") (collectively, the "Shomiti Financial Statements"). The Shomiti Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except that the Shomiti Financial Statements do not contain footnotes or a statement of cash flows. The Shomiti Financial Statements present fairly in all material respects the financial position of Shomiti as of the respective dates and the results of its operations for the periods indicated, subject to normal year-end audit adjustments. Shomiti maintains, and until the Effective Time will continue to maintain, a standard system of accounting established and administered in accordance with GAAP. Shomiti shall deliver to Finisar audited financial statements for each of such fiscal years prior to the Closing Date and otherwise in accordance with Section 6.20 hereof.

    Section 3.5  Absence of Undisclosed Liabilities.  Shomiti does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of the Balance Sheet Date (the "Shomiti Balance Sheet") contained in the Shomiti Financial Statements, (ii) liabilities contemplated by this Agreement or described in the Shomiti Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices.

    Section 3.6  Accounts Receivable.  The accounts receivable shown on the Shomiti Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Shomiti Balance Sheet. The accounts receivable of Shomiti arising after the Balance Sheet Date and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with GAAP and the past practices of Shomiti. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and Shomiti has no knowledge of any specific facts that would be likely to give rise to any such claim. No amount of such accounts receivable is contingent upon the performance by Shomiti of any obligation and no agreement for deduction or discount has been made with respect to any such accounts receivable.

    Section 3.7  Inventories.  The inventories shown on the Shomiti Balance Sheet or thereafter acquired by Shomiti consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet Date, Shomiti has continued to replenish inventories in a normal and customary manner consistent with past practices. Shomiti has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of Shomiti, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of Shomiti, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

    Section 3.8  Absence of Certain Changes or Events.  Since the Balance Sheet Date, Shomiti has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, Shomiti has not:

      (a) suffered any event or occurrence that has had a Material Adverse Effect on Shomiti;

      (b) suffered any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect on Shomiti;

      (c) granted any material increase in the compensation payable or to become payable by Shomiti to its officers or employees;

      (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

      (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, other than options to purchase Shomiti Common Stock under the Shomiti Option Plan and shares of Shomiti Common Stock issued upon exercise of options outstanding under the Shomiti Option Plan as of the date of this Agreement;

      (f)  made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

      (g) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of business;

      (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

      (i)  entered into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

      (j)  incurred any material liability, except in the ordinary course of business and consistent with past practice;

      (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

      (l)  made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000, or, in the aggregate, in excess of $50,000;

      (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

      (n) agreed to take any action described in this Section 3.8 or which would constitute a breach of any of the representations or warranties of Shomiti contained in this Agreement; or

      (o) taken any other action that would have required the consent of Finisar pursuant to Section 5.1 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

    Section 3.9  Taxes.

      (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b) Shomiti has prepared and timely filed all returns, estimates, information statements and reports required to be filed by it with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Shomiti or its operations, such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, and Shomiti has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

      (c) Shomiti, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

      (d) Shomiti has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Shomiti that is not reflected as a liability on the Shomiti Balance Sheet or set forth on the Shomiti Disclosure Schedule, nor has Shomiti executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

      (e) The amount of Shomiti's liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof and the Closing Date does not and will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Shomiti Balance Sheet (other than Taxes which have accrued after the date of such Shomiti Balance Sheet).

      (f)  Shomiti is not a party to any tax-sharing agreement or similar arrangement with any other party, and Shomiti has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

      (g) Shomiti's Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Shomiti has not been notified of any request for such an audit or other examination.

      (h) Shomiti has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

      (i)  Shomiti has made available to Finisar copies of all Returns filed for all periods since its inception.

      (j)  Shomiti has never filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Shomiti.

      (k) Shomiti is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Shomiti that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by Shomiti or Sub as an expense under applicable law.

      (l)  Shomiti has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (m) Shomiti has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

      (n) None of Shomiti's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

      (o) Shomiti is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder.

      (p) Shomiti has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

      (q) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of Shomiti relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

    Section 3.10  Tangible Assets and Real Property.

      (a) Shomiti owns or leases all tangible assets and other personal properties which are material to the conduct of its business as currently conducted or which are reflected on the Shomiti Balance Sheet or acquired since the Balance Sheet Date (the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair. Shomiti has good and marketable title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the Shomiti Balance Sheet Date in the ordinary course of business), free and clear of all Liens, except for Liens for current taxes not yet due and payable. Assuming the due authorization, execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which Shomiti is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. The Shomiti Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Finisar.

      (b) Shomiti owns no real property. The Shomiti Disclosure Schedule sets forth a true and complete list of all real property leased by Shomiti. Assuming the due authorization, execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. True and correct copies all such of real property leases have been provided to Finisar.

    Section 3.11  Intellectual Property.

      (a) Shomiti owns, or is licensed or otherwise possesses legally enforceable rights to use, without future payment to any person, all patents, trademarks, trade names, service marks,

  copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulas, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Shomiti as currently being conducted, or as currently proposed to be conducted (all of which are referred to as the "Shomiti Intellectual Property Rights"), free and clear of all Liens. The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to Shomiti's interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable.

      (b) The Shomiti Disclosure Schedule contains an accurate and complete list of (i) all patents, patent applications, registered trademarks, trade names, service marks and unregistered trademarks, trade names and service marks currently in use by Shomiti, registered copyrights and applications therefor included in the Shomiti Intellectual Property Rights, including the jurisdictions in which each such Shomiti Intellectual Property Right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all licenses, sublicenses, material distribution agreements, options, rights (including marketing rights), and other agreements to which Shomiti is a party, other than object code end user licenses granted to end users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublease the same and pursuant to which any person is authorized to use any Shomiti Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Shomiti (a "Shomiti Product") or any adaptation, translation or derivative work based on any Shomiti Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Shomiti is a party and pursuant to which Shomiti is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the manufacture of, incorporated in or forms a part of any Shomiti Product (other than licenses for standard off-the-shelf software used in the conduct of Shomiti's business), (iv) all joint development agreements to which Shomiti is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Shomiti has obtained funding for research and development activities.

      (c) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any Shomiti Intellectual Property Rights, or right of termination, cancellation or acceleration of any Shomiti Intellectual Property Rights, or the loss or encumbrance of any Shomiti Intellectual Property Rights or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Shomiti Intellectual Property Rights or otherwise impair the right of Shomiti or its customers to use the Shomiti Intellectual Property Rights in the same manner as such Shomiti Intellectual Property Rights are currently being used by Shomiti or the customers of Shomiti.

      (d) All registered copyrights, and to the Company's knowledge, patents, unregistered copyrights and registered trademarks and service marks issued to Shomiti which relate to any Shomiti Product are valid and subsisting. The manufacturing, marketing, licensing or sale of any Shomiti Product does not infringe any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Shomiti (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Shomiti Intellectual Property Rights or Licensed Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the Shomiti Intellectual Property Rights to which Shomiti is a party or by which it is bound.

      (e) Except with respect to Licensed Intellectual Property, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Shomiti Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Shomiti without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to Shomiti by means of valid and enforceable agreements, which are listed and described in the Shomiti Disclosure Schedule and copies of which have been provided to Finisar. Shomiti has at all times used commercially reasonable efforts to protect its trade secrets. None of the trade secrets of Shomiti have been published or disclosed by Shomiti or, to the knowledge of Shomiti, by any other person, to any person except pursuant to licenses or contracts requiring such other persons to keep such trade secrets confidential.

      (f)  Shomiti is not, and, to the knowledge of Shomiti, no other party to any licensing, sublicensing, distributorship or other similar arrangements with Shomiti relating to the Shomiti Intellectual Property Rights is, in breach of or default under any material obligations under such arrangements.

      (g) To the knowledge of Shomiti, no person is infringing on or otherwise violating any right of Shomiti with respect to any Shomiti Intellectual Property Rights.

      (h) Shomiti has not assigned, sold or otherwise transferred ownership of, or granted an exclusive license or right to use, any patent, patent application, trademark, mask work right or service mark.

      (i)  Neither Shomiti nor any of its officers or employees has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Shomiti in the furtherance of its business operations as currently being conducted or as currently proposed to be conducted by Shomiti which patents or applications have not been assigned to Shomiti with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

      (j)  Each person currently or formerly employed by Shomiti (including consultants and independent contractors, if any) that has or had access to confidential information of Shomiti has executed and delivered to Shomiti a confidentiality and non-disclosure agreement in one of the forms previously provided to Finisar. To Shomiti's knowledge, neither the execution or delivery of any such agreement by any such person, nor the carrying on by any such person, as an employee, consultant or independent contractor, of Shomiti's business as currently conducted has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

      (k) Shomiti has no rights or obligations under the letter of intent (and to the party thereto) identified in Section 3.11(k) of the Shomiti Disclosure Schedule, and such agreement has been terminated in accordance with its terms prior to the date hereof, with the sole exception of the rights and obligations of the parties thereto regarding confidentiality that survive the termination thereof.

    Section 3.12  Bank Accounts.  The Shomiti Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Shomiti maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

    Section 3.13  Contracts.

      (a) Shomiti is not a party or subject to any agreement, obligation or commitment, written or oral:

         (i) that requires any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to Shomiti totaling more than $25,000 in any twelve-month period;

        (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

        (iii) that restricts Shomiti from carrying on anywhere in the world its business or any portion thereof as currently conducted;

        (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

        (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

        (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

       (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the Shomiti Products;

       (viii) with any Governmental Entity or involving the provision of products or services to a Governmental Entity; or

        (ix) that is otherwise material to the business of Shomiti as currently being conducted, or as currently proposed to be conducted.

      (b) To Shomiti's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

      (c) Shomiti is not in default under or in breach or violation of, nor is there any valid basis for any claim or default by Shomiti under, or breach or violation by Shomiti of, any material contract, commitment or restriction to which Shomiti is a party or by which Shomiti or any of its properties or assets is bound or affected. To Shomiti's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any party under, or breach or violation by any other party of, any material contract, commitment, or restriction to which Shomiti is a party or by which Shomiti or any of its properties or assets is bound or affected.

    Section 3.14  Labor Difficulties.  Shomiti is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Shomiti pending or, to Shomiti's knowledge, threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or, to Shomiti's knowledge, threatened against Shomiti. Shomiti is not now and has never been subject to any union organizing activities. Shomiti has not experienced any work stoppage or other labor difficulty. To Shomiti's knowledge, the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on its relations with Shomiti employees.

    Section 3.15  Trade Regulation.  Shomiti has not terminated its relationship with or refused to ship Shomiti Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay Shomiti in excess of $10,000 over any consecutive twelve

(12) month period. All of the prices charged by Shomiti in connection with the marketing or sale of any of its products or services have been in compliance, in all material respects, with all applicable laws and regulations. No claims have been asserted or, to Shomiti's knowledge, threatened against Shomiti with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to Shomiti's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

    Section 3.16  Environmental Matters.

      (a) There are no Environmental Claims (as defined in Section 3.16(f)(i) hereof) pending (i) against Shomiti, including, without limitation, with respect to its operations, or (ii) to Shomiti's knowledge, against any real or personal property which Shomiti owns, leases or manages, in whole or in part.

      (b) Shomiti has not released, spilled, emitted, leaked, injected, deposited, disposed or discharged any Hazardous Materials into the atmosphere, soil, surface, water, groundwater or any real property in a manner that would be reasonably likely to form the basis of any Environmental Claim against Shomiti nor, to Shomiti's knowledge, has there been any Release (as defined in Section 3.16(f)(iv) hereof) of any Hazardous Material (as defined in Section 3.16(f)(iii) hereof) that would be reasonably likely to form the basis of any Environmental Claim against Shomiti.

      (c) At all times, Shomiti has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in material compliance with all laws, rules, regulations, orders or treaties promulgated by any Governmental Entity.

      (d) Shomiti currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such business is currently being conducted and is in material compliance with all such Environmental Permits. Except as set forth in the Shomiti Disclosure Schedule, no environmental report, closure activity, investigation or assessment, and no notification to or approval, consent or authorization from, any Governmental Entity with jurisdiction regarding environmental matters or Hazardous Materials is required to be obtained by Shomiti, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

      (e) Shomiti has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that is reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of Shomiti) whose liability Shomiti has or may have retained or assumed either contractually or by operation of law or against any real or personal property which Shomiti formerly owned, leased or managed, in whole or in part.

      (f)  As used in this Agreement:

         (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Shomiti or any of its joint ventures (for purposes of this Section 3.16); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

        (ii) "Environmental Laws" means all federal, state, local and foreign laws, rules, regulations and requirements of common law relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to protection of the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, which is regulated under any Environmental Law in a jurisdiction in which Shomiti operates (for purposes of this Section 3.16).

        (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

    Section 3.17  Employee Benefit Plans.

      (a) Schedule 3.17 contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, or other benefits, whether written or unwritten, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been sponsored, maintained, contributed to, or required to be contributed to by Shomiti, any subsidiary of Shomiti and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with Shomiti within the meaning of Section 414(b), (c),(m) or (o) of the Code, (an "ERISA Affiliate") for the benefit of any person who performs or who has performed services for Shomiti or with respect to which Shomiti, or any ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the "Shomiti Employee Plans").

      (b)  Documents.  Shomiti has furnished to Finisar true and complete copies of documents embodying each of the Shomiti Employee Plans and related plan documents, including (without limitation) the most recent determination or opinion letter, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, summary of material modifications, compliance and nondiscrimination tests for the last three plan years, Form 5500 reports filed for the last three plan years, standard COBRA forms and related notices, and registration statements and prospectuses.

      (c)  Compliance.  (i) Each Shomiti Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code); (ii) any Shomiti Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination or opinion letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable regulations or pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Shomiti Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Shomiti Employee Plan; (v) none of Shomiti, any subsidiary or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA; (vi) all contributions required to be made by Shomiti, any subsidiary or ERISA Affiliate to any Shomiti Employee Plan have been timely paid or accrued; (vii) each Shomiti Employee Plan subject to ERISA, has timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all required notices and reports to employees; (viii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Shomiti is threatened, against or with respect to any such Shomiti Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (ix) there has been no amendment to, written interpretation or announcement by Shomiti, or any ERISA Affiliate which would materially increase the expense of maintaining any Shomiti Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Shomiti's financial statements.

      (d)  No Title IV or Multiemployer Plan.  None of Shomiti or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Shomiti or any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

      (e)  COBRA, FMLA, HIPAA, CANCER RIGHTS.  With respect to each Shomiti Employee Plan, Shomiti has complied in all material respects with and have no unsatisfied obligations under (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"); and (iv) the applicable requirements of the Cancer Rights Act of 1998.

      (f)  Effect of Transaction.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Shomiti or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any Shomiti Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Shomiti pursuant to any Shomiti Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Shomiti Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Finisar or Shomiti (other than ordinary administration expenses typically incurred in a termination event).

    Section 3.18  Compliance with Laws.  Shomiti has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business.

    Section 3.19  Employees and Consultants.  The Shomiti Disclosure Schedule contains a list of the names of all employees and consultants of Shomiti as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions.

    Section 3.20  Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or, to Shomiti's knowledge, threatened against Shomiti or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Shomiti or, to its knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Shomiti.

    Section 3.21  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Shomiti which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Shomiti, any acquisition of property by Shomiti or the conduct of business by Shomiti as currently being conducted or as currently proposed to be conducted.

    Section 3.22  Governmental Authorization.  Shomiti has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of Shomiti (collectively, the "Shomiti Authorizations"), and all of such Shomiti Authorizations are in full force and effect.

    Section 3.23  Insurance.  Shomiti has insurance policies of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Shomiti. The Shomiti Disclosure Schedule contains a list of all such policies. There is no material claim made by Shomiti, or, to the knowledge of Shomiti, made by a third party pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Shomiti is otherwise in compliance with the terms of such policies. Shomiti has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Section 3.24  Interested Party Transactions.

      (a) No director or officer of Shomiti or, to the knowledge of Shomiti, a holder of 5% or more of Shomiti's capital stock has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the Shomiti Intellectual Property Rights, used in connection with or pertaining to the business of Shomiti, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Shomiti Products, (iii) any entity that competes with Shomiti, or with which Shomiti is affiliated or has a business relationship, or (iv) any material agreement, obligation or commitment, written or oral, to which Shomiti is a party; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than one percent (1%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded or quoted on a recognized stock exchange.

      (b) Except as contemplated by the Transaction Documents, Shomiti is not a party to any (i) agreement with any officer or other employee of Shomiti the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Shomiti in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 3.25  No Existing Discussions.  As of the date hereof, Shomiti is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Finisar with respect to a Shomiti Acquisition Proposal (as defined in Section 6.1).

    Section 3.26  Real Property Holding Corporation.  Shomiti is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    Section 3.27  Corporate Documents.  Shomiti has furnished to Finisar, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Shomiti. The corporate minute books and other corporate records of Shomiti are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction. Shomiti has delivered or made available to Finisar or its representatives true and complete copies of all documents which are referred to in the Shomiti Disclosure Schedule and any and all other documents which have been requested in writing by Finisar or its representatives in connection with their due diligence of Shomiti.

    Section 3.28  No Misrepresentation.  No representation or warranty by Shomiti in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Shomiti pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB

    Finisar and Sub, jointly and severally, represent and warrant to Shomiti that the statements contained in this Article IV are true and correct except as set forth in the disclosure schedule delivered by Finisar to Shomiti on or before the date of this Agreement (the "Finisar Disclosure Schedule"). The Finisar Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and shall qualify only the corresponding Section in this Article IV and any other Section hereof where it is reasonably clear upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed (after review of the entire Finisar Disclosure Schedule), that the disclosure would apply to such Section.

    Section 4.1  Organization.  Each of Finisar and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Finisar as its business is currently conducted or currently proposed to be conducted.

    Section 4.2  Finisar Capital Structure.

      (a) The authorized capital stock of Finisar consists of 200,000,000 shares of Finisar Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value ("Finisar Preferred Stock"). As of September 30, 2000, 160,165,469 shares of Finisar Common Stock were issued and outstanding, all of which had been duly authorized and validly issued and were fully paid and nonassessable. As of September 30, 2000, 8,480,471 shares of Finisar Common stock were reserved for issuance pursuant to stock options granted and outstanding under Finisar's stock option plans and rights outstanding under Finisar's employee stock purchase plan. No material change in such capitalization has occurred between September 30, 2000 and the date of this Agreement. As of the date hereof, no shares of Finisar Preferred Stock are issued or outstanding. All of the outstanding shares of capital stock of Sub have been duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned by Finisar, free and clear of all Liens, agreements, limitations on voting rights, charges or other encumbrances of any nature. As of December 31, 2000, 185,500,768 shares of Finisar Common Stock were issued and outstanding and an aggregate of 12,148,851 shares of Finisar Common Stock were subject to outstanding options or purchase rights under Finisar's employee stock option plans, employee stock purchase plan and options assumed in connection with Finisar's acquisitions of Sensors Unlimited, Inc. and Demeter Technologies, Inc.

      (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under Finisar's stock option plans or Finisar's employee stock purchase plan, there are (i) no equity securities of any class of Finisar, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Finisar is a party or by which it is bound obligating Finisar to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Finisar.

      (c) The shares of Finisar Preferred Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, and the shares of Finisar Common Stock issuable upon conversion of the Finisar Preferred Stock, when issued in accordance with the terms of the Certificate of Designation, will be duly authorized, validly issued, fully paid and nonassessable. Subject to the issuance of the Permit pursuant to the Hearing (as each is defined in Section 6.9) as contemplated by, and in accordance with, Section 6.9 of this Agreement, the offer, sale and issuance of the Finisar Preferred Stock and the Finisar Common Stock issuable upon conversion of the Finisar Preferred Stock (the "Conversion Stock") and the subsequent resale of the Finisar Preferred Stock and Conversion Stock by the Shomiti securityholders will be exempt from the registration requirements of Section 5 of the Securities Act.

    Section 4.3  Authority; No Conflict; Required Filings and Consents.

      (a) Finisar and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Finisar or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Finisar and Sub, respectively. This Agreement and the other Transaction Documents to which Finisar and/or Sub are parties have been or will be duly executed and delivered by Finisar and/or Sub and constitute or will constitute the valid and binding obligations of Finisar and/or Sub, enforceable against Finisar and/or Sub, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity.

      (b) The execution and delivery by Finisar and Sub of this Agreement and the other Transaction Documents to which they are or will be parties do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Finisar or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Finisar or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Finisar or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not reasonably likely to have a Material Adverse Effect on Finisar.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Finisar, Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form under the HSR Act, (ii) the filing of the application for, and receipt of, the Permit (as defined in Section 6.8), (iii) the filing of the Certificate of Designation with the Delaware Secretary of State in accordance with the Delaware General Corporation Law, (iv) the filing of the

  Agreement of Merger and Officer's Certificates with the California Secretary of State in accordance with the GCL, (v) if required, the filing of a report on Form 8-K with the Securities and Exchange Commission (the "SEC"), (vi) the filing of a registration statement on Form S-8 with the SEC, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or be reasonably likely to have a Material Adverse Effect on Finisar.

    Section 4.4  SEC Filings; Financial Statements.

      (a) Finisar has timely filed and made available to Shomiti all forms, reports and documents required to be filed by Finisar (or voluntarily filed) with the SEC since November 11, 1999 (the effective date of Finisar's initial public offering), other than registration statements on Form S-8 (collectively, the "Finisar SEC Reports"). Each of the Finisar SEC Reports (i) at the time it was filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Finisar SEC Report or necessary in order to make the statements in such Finisar SEC Report, in the light of the circumstances under which they were made, not misleading.

      (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Finisar SEC Reports, including any Finisar SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Finisar and its Subsidiaries as of the respective dates, and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Finisar as of July 31, 2000 is referred to herein as the "Finisar Balance Sheet."

    Section 4.5  Absence of Undisclosed Liabilities.  Finisar and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Finisar, other than (i) liabilities reflected or provided for on the Finisar Balance Sheet, (ii) liabilities specifically contemplated by this Agreement, or described in the Finisar Disclosure Schedule or Finisar SEC Reports, and (iii) normal or recurring liabilities incurred since July 31, 2000 in the ordinary course of business consistent with past practices.

    Section 4.6  Litigation.  Except as described in the Finisar SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Finisar pending or, to Finisar's knowledge, threatened, or as to which Finisar has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Finisar or a material adverse effect on the ability of Finisar to consummate the transactions contemplated by this Agreement.

    Section 4.7  No Misrepresentation.  No representation or warranty by Finisar or Sub in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of

Finisar or Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS

    Section 5.1  Covenants of Shomiti.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Shomiti agrees (except to the extent that Finisar shall otherwise consent in writing), to use all commercially reasonable efforts consistent with past practices and policies to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, to pay or perform its other obligations when due (subject to good faith disputes with respect to such obligations), and, to the extent consistent with such business, (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Shomiti shall promptly notify Finisar of any event or occurrence not in the ordinary course of business of Shomiti where such event or occurrence would result in a breach of any covenant of Shomiti set forth in this Agreement or cause any representation or warranty of Shomiti set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, or set forth on the Shomiti Disclosure Schedule, Shomiti shall not, without the prior written consent of Finisar:

      (a) Grant or accelerate, amend or change the period of vesting or exercisability of options, stock appreciation rights, stock purchase rights or restricted stock granted under any employee stock plan of Shomiti or authorize cash payments in exchange for, or in settlement of, any options or other rights granted under any of such plans, except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

      (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Shomiti Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

      (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

      (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Shomiti Common Stock upon the exercise or conversion of Shomiti Options or Shomiti Warrants outstanding as of the date of this Agreement;

      (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $50,000;

      (f)  Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Shomiti, except for transactions entered into in the ordinary course of business;

      (g) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock appreciation right, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

      (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

      (i)  Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

      (j)  Amend or propose to amend its Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

      (k) Incur or commit to incur any individual capital expenditure in excess of $10,000 or aggregate capital expenditures in excess of $50,000, in addition to the existing commitments set forth in the Shomiti Disclosure Schedule;

      (l)  Enter into or amend any agreements or amendments to existing agreements pursuant to which any third party is granted exclusive marketing or distribution rights with respect to any Shomiti Product;

      (m) Amend or terminate any contract, agreement or license to which it is a party, except in the ordinary course of business;

      (n) Waive or release any material right or claim, except in the ordinary course of business;

      (o) Make, change or revoke any other material election with respect to Taxes or enter into or amend any material agreement or settlement with any taxing authority;

      (p) Initiate any litigation or arbitration proceeding; or

      (q) Agree, in writing or otherwise, to take any of the actions described in paragraphs (a) through (p) above, or any action which is reasonably likely to make any of Shomiti's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

    Section 5.2  Cooperation.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Finisar and Shomiti shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

    Section 6.1  No Solicitation.

      (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Shomiti shall not, directly or indirectly, through any officer, director, employee, representative or agent (each a "Representative"), (i) take any action to solicit, initiate, encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Shomiti, other than the transactions contemplated or expressly permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Shomiti Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Shomiti Acquisition Proposal, or (iii) agree to, approve or recommend any Shomiti Acquisition Proposal.

      (b) Shomiti shall notify Finisar no later than twenty-four (24) hours after receipt by Shomiti (or its advisors) of any Shomiti Acquisition Proposal or any request for nonpublic information in connection with a Shomiti Acquisition Proposal or for access to the properties, books or records of Shomiti by any person or entity that informs Shomiti that it is considering making, or has made, a Shomiti Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror of such Shomiti Acquisition Proposal and Shomiti shall keep Finisar apprised of the status of any such Shomiti Acquisition Proposal; provided, however, that this provision shall not in any way be deemed to limit the obligations of Shomiti or its Representatives set forth in Section 6.1(a).

      (c) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Finisar shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) make any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, purchase of substantial assets, purchase of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving any other entity engaged primarily in a business substantially similar to that of Shomiti (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Finisar Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Finisar Acquisition Proposal, or (iii) agree to, approve or recommend any Finisar Acquisition Proposal.

    Section 6.2  Consents.  Each of Finisar and Shomiti shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Finisar's or Shomiti's material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

    Section 6.3  Access to Information.  Upon reasonable notice, Shomiti shall afford to the officers, employees, accountants, counsel and other representatives of Finisar, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Shomiti shall furnish promptly or make available to Finisar or its representatives all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will treat any such information which is nonpublic in confidence in accordance with the Nondisclosure Agreement effective as of August 23, 2000 (the "Confidentiality Agreement") between Finisar and Shomiti, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.4  Notification of Certain Matters.  Shomiti shall give prompt notice to Finisar, and Finisar shall give prompt notice to Shomiti, of the occurrence (or non-occurrence) of any event of which Shomiti or Finisar, respectively, has knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and of the occurrence of any material failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that (i) delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available to either party hereunder and (ii) shall not constitute an admission by the party delivering such notice that any such representation or warranty has been breached. No disclosure by Shomiti pursuant to this Section 6.4, however, shall be deemed to amend or supplement the Shomiti Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of contract.

    Section 6.5  Legal Conditions to Merger.  Each of Finisar and Shomiti will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Finisar and Shomiti will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Shomiti, Finisar or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and to enable the Closing to occur as promptly as practicable.

    Section 6.6  Public Disclosure.  Finisar and Shomiti shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules or regulations of the SEC or the NNM.

    Section 6.7  Tax-Free Reorganization.  Finisar and Shomiti each intend that the Merger shall qualify for treatment as a reorganization within the meaning of Section 368(a) of the Code. Finisar and Shomiti each agree to refrain from taking any action inconsistent with such intended treatment. Finisar and Shomiti agree to make reasonable representations as requested by counsel to Finisar and Shomiti with respect to the rendering of the opinions required pursuant to Section 7.1(f).

    Section 6.8  NNM Quotation.  Finisar agrees to continue the quotation of Finisar Common Stock on the NNM during the term of this Agreement. Finisar shall use its best efforts to cause the shares of Finisar Common Stock to be issued upon the conversion of the Finisar Preferred Stock and such other shares required to be reserved for issuance in connection with the Merger to be approved for quotation on the NNM, subject to official notice of issuance, prior to the Closing Date.

    Section 6.9  Securities Law Matters.

      (a) As soon as practicable following the execution of this Agreement, Finisar, with the full cooperation of Shomiti, will file a request for a hearing (the "Hearing") before the Commissioner of Corporations of the State of California to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to Section 25142 of the California Corporations Code, together with an application for a permit relating to the transactions contemplated by this Agreement and the Agreement of Merger (the "Permit"). Shomiti shall promptly furnish to Finisar all required data and information relating to Shomiti in connection with such request and application and such other notices and documents as may be required in connection with the Hearing. Finisar and Shomiti shall use their commercially reasonable efforts to cause the Hearing to take place and the Permit to be issued at the earliest practicable date.

      (b) Finisar shall prepare and file with appropriate state securities or "Blue Sky" authorities all applications for qualification or approval (or notices required to perfect exemptions from such compliance) as may be required in connection with the Merger. Shomiti shall use its commercially reasonable efforts to assist Finisar as may be necessary to comply with all appropriate state securities or Blue Sky laws which may be applicable in connection with the Merger.

      (c) In connection with the Hearing, Shomiti shall prepare, with the full cooperation of Finisar, a disclosure document (the "Consent Solicitation Statement") describing this Agreement and the transactions contemplated hereby and thereby for the purpose of soliciting the approval of Shomiti's shareholders. Finisar shall provide such information about itself as Shomiti shall reasonably request. The information supplied by Shomiti for inclusion in the Consent Solicitation Statement shall not, on the date the solicitation statement is first mailed to Shomiti Shareholders or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Shomiti makes no representation, warranty or covenant with respect to any information supplied by Finisar or Sub which is contained in any of the foregoing documents. The information supplied by Finisar for inclusion in the Consent Solicitation Statement shall not, on the date the Consent Solicitation Statement is first mailed to Shomiti's shareholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Finisar and Sub make no representation, warranty or covenant with respect to any information supplied by Shomiti which is contained in any of the foregoing documents.

      (d) The Consent Solicitation Statement shall constitute a disclosure document for the offer and issuance of shares of Finisar Common Stock to be received by the holders of Shomiti Common Stock in the Merger. Finisar and Shomiti shall each use reasonable commercial efforts to cause the Consent Solicitation Statement to comply with applicable federal and state securities laws requirements. Each of Finisar and Shomiti agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Consent Solicitation Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Consent Solicitation Statement. Shomiti will promptly advise Finisar, and Finisar will promptly advise Shomiti, in writing if at any time prior to the Effective Time either Shomiti or Finisar shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Consent Solicitation Statement shall contain the unanimous recommendation of the Board of Directors of Shomiti that the shareholders of Shomiti approve the Merger and this Agreement and the unanimous conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Shomiti. Anything to the contrary contained herein notwithstanding, Shomiti shall not include in the solicitation statement any information with respect to Finisar or its affiliates or associates, the form and content of which information shall not have been approved by Finisar prior to such inclusion.

      (e) Upon receipt of the Permit, Shomiti shall, as promptly as possible but not later than three (3) business days following the effectiveness of the Permit, submit this Agreement and the transactions contemplated hereby to the shareholders of Shomiti for approval and adoption as provided by California law and its Articles of Incorporation and Bylaws. Shomiti shall use its best efforts to solicit and obtain the consent of the shareholders of Shomiti sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. Shomiti shall ensure that the meeting of the shareholders of Shomiti called for the purpose of approving the Merger and this Agreement, or the solicitation of written consents of the shareholders of Shomiti without a meeting, is conducted, and that all proxies solicited by Shomiti in connection with any such meeting are solicited, in compliance with applicable law and the Shomiti charter documents. Shomiti's obligation to call, give notice of, convene and hold the shareholders' meeting, or to solicit the written consent of its shareholders without a meeting, in accordance with this Section 6.9(e) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Shomiti of any Shomiti Acquisition Proposal.

      (f)  Schedule 6.9 (f)  sets forth those persons who, in Shomiti's reasonable judgment are or may be "affiliates" of Shomiti within the meaning of Rule 145 (each such person a "Shomiti Affiliate"). Shomiti shall provide Finisar such information and documents as Finisar shall reasonably request for purposes of reviewing such list. Shomiti shall deliver or cause to be delivered to Finisar, promptly following the execution of this Agreement (and in any case prior to the Closing) from each of the Shomiti Affiliates, an executed Affiliate Agreement in the form attached hereto as Exhibit B. Finisar shall be entitled to place appropriate legends on the certificates evidencing any Finisar Common Stock to be received by such Shomiti Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Finisar Common Stock, consistent with the terms of such Affiliate Agreements.

      (g) After the issuance of the Permit, each share of Finisar Preferred Stock to be issued hereunder shall be issued without any legend restricting the transfer of such shares except as relates to restrictions on the transfer of shares by the Shomiti Affiliates and affiliates of Finisar pursuant to Rule 144 itself or Rule 145 of the Securities Act, as applicable.

    Section 6.10  HSR Act.  Finisar and Shomiti shall promptly prepare and file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

    Section 6.11  Employment Matters.

      (a) Effective on the Closing Date, William Shaw, Timothy Bean and David Langlais (the "Key Employees") will become employees of the Surviving Corporation pursuant to the terms of Employment Agreements substantially in the form Exhibit C hereto (collectively, the "Employment Agreements").

      (b) Effective on the Closing Date, Shomiti shall use its best efforts to cause the Key Employees to enter into Noncompetition Agreements substantially in the form of Exhibit D hereto (collectively, the "Noncompetition Agreements").

      (c) Prior to the Closing Date, Shomiti shall use its best efforts to cause the agreements referenced in Schedule 6.11(c) hereto and entered into by certain employees and Shomiti prior to the date hereof to be amended, effective as of the Closing Date, in accordance with the terms set forth for each such employee in such Schedule 6.11(c). Such agreements, as amended, shall be referred to herein as the "Amended Employee Agreements."

      (d) Prior to the Closing Date, Finisar will make offers of "at will" employment (on behalf of the Surviving Corporation) to all employees of Shomiti recommended by the Chief Executive Officer of Shomiti and set forth on Schedule 6.11(d) hereto, such offers to be conditioned upon the consummation of the Merger. All Shomiti employees whose employment will not be continued by the Surviving Corporation will be terminated by Shomiti prior to the Closing Date.

    Section 6.12  Stock Options.

      (a) At the Effective Time, each outstanding Shomiti Option which has not been exercised prior to the Closing, whether vested or unvested, shall be assumed by Finisar and converted into an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under the Shomiti Option (except as otherwise provided below), such number of shares of Finisar Preferred Stock which the holder of such Shomiti Option would have been entitled to receive pursuant to the Merger pursuant to Section 2.2(c) had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price of the Shomiti Common Stock purchasable pursuant to such Shomiti Option immediately prior to the Effective Time divided by (ii) the number of full shares of Finisar Preferred Stock purchasable pursuant to the Assumed Option.

      (b) Shomiti agrees to take all actions necessary or advisable to cause all Shomiti Options to remain unchanged, including, without limitation, the vesting schedule of each Assumed Option as set forth in the option agreement for each Shomiti Option, and, except to the extent set forth in Schedule 6.12(b) hereto, no Shomiti Option shall be accelerated in contemplation of or as a consequence of the Merger.

      (c) As soon as practicable after the Effective Time, Finisar shall deliver to the holders of Shomiti Options an appropriate notice setting forth such holders' rights pursuant thereto and the grants pursuant thereto shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 6.12(a) after giving effect to the Merger). Finisar shall, to the extent required by and subject to the provisions of the Shomiti Option Plan, take such actions as may be appropriate under the Code and the regulations thereunder to cause the Assumed Options representing assumed Shomiti Options which qualified as incentive stock options immediately prior the Effective Time continue to qualify as incentive stock options after the Effective Time, to the extent permitted under the Code and the regulations thereunder.

      (d) Finisar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Finisar Capital Stock for delivery upon exercise of the Assumed Options. As soon as practicable after the Effective Time, Finisar shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Finisar Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses in connection therewith) for so long as any Assumed Options remain outstanding. With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Finisar shall administer the Assumed Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

      (e) In addition to the Shomiti Options assumed by Finisar in the Merger, Finisar shall grant to all Shomiti employees who remain employed at the Closing new options, under a new employee stock option plan that is substantially similar to Finisar's existing employee stock option plan, to purchase shares of Finisar Preferred Stock in the amounts set forth on Schedule 6.12(e) hereto.

    Section 6.13  Employee Benefits.  As of the Effective Time, all Shomiti employees who continue as employees of Finisar or Shomiti ("Continuing Employees") shall be eligible to participate in those benefit plans maintained for employees of Finisar on the same terms applicable to employees of Finisar. Each Continuing Employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her continuous period of service with Shomiti.

    Section 6.14  Termination of Shomiti 401(k) Plan.  Shomiti agrees to terminate its 401(k) Plan. Prior to the Closing Date, Shomiti shall provide to Finisar executed resolutions by Shomiti's Board of Directors authorizing the termination of the 401(k) Plan and an executed amendment to the 401(k) Plan intended to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of Shomiti's 401(k) Plan shall be maintained at the time of termination (the form and substance of such resolutions and amendment shall be subject to review and approval of Finisar).

    Section 6.15  Forms 5500.  Shomiti agrees to file an accurate and complete Form 5500 Annual Return of Employee Benefit Plan ("Form 5500"), under the Department of Labor delinquent filer program, if available, for each benefit plan (including without limitation its 401(k) Plan) for which Shomiti has not filed a Form 5500. Prior to the Closing Date, Shomiti shall provide Finisar with documentation evidencing that each Form 5500 required to be filed has been filed, including copies of each such Form 5500 and all related correspondence to any governmental agency.

    Section 6.16  Brokers or Finders.  Each of Finisar and Shomiti represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of Finisar and Shomiti agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

    Section 6.17  Additional Agreements; Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    Section 6.18  Expenses.  The parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated, except for accounting fees and expenses of up to a maximum amount of $100,000 (the "Shomiti Accounting Fee Deductible"), all legal, accounting, financial advisory and consulting fees and expenses incurred by Shomiti (whether paid or accrued) relating to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby, and obtaining all authorizations, consents, orders or approvals of, or declarations or filings with, all Governmental Entities in connection with such transactions (the "Shomiti Transaction Expenses") shall be borne by the former Shomiti Shareholders, as hereinafter provided. Schedule 6.18 hereto sets forth Shomiti's current estimate of the total Shomiti Transaction Expenses which Shomiti expects to incur (the "Estimated Shomiti Transaction Expenses"). Shomiti shall provide an updated schedule of Estimated

Shomiti Transaction Expenses not later than two (2) business days prior to the Closing (the "Shomiti Closing Transaction Expense Schedule"). The parties acknowledge that the Total Adjusted Merger Consideration and each of the Exchange Ratios will be established on the basis of the Shomiti Closing Transaction Expense Schedule. In the event the Shomiti Transaction Expenses actually incurred by Shomiti exceed the amount shown on the Shomiti Closing Transaction Expense Schedule, Finisar shall be entitled to assert a claim against the Escrow Shares pursuant to Article IX hereof in order to recover all such additional expenses; provided, however, that in no event shall the Shomiti Shareholders be responsible for payment of the Shomiti Accounting Fee Deductible.

    Section 6.19  Warrant Exercise.  Shomiti shall exercise commercially reasonable efforts to cause all Shomiti Warrants that are outstanding as of the date hereof to be exercised, and Shomiti shall cause all Shomiti Warrants issued between the date hereof and the Closing Date, that would be outstanding at or immediately prior to the Effective Time to be exercised in full, by means of a cash exercise for shares of Shomiti Capital Stock prior to the Effective Time, and shall cause the cash exercise price therefor to be paid to Shomiti.

    Section 6.20  Audited Financial Statements.  Shomiti shall deliver to Finisar, at least five (5) business days prior to the Closing Date, its audited financial statements for the years ended October 1, 1999 and September 30, 2000, which shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and present fairly in all material respects the financial position of Shomiti and the results of its operations and cash flows as of the dates and for the periods indicated therein.

    Section 6.21  Termination of Rights.  Shomiti shall use commercially reasonable efforts to cause the rights of the third parties (i) identified and set forth in Sections 2, 3 and 4 of the agreement described in Schedule 6.21(i) hereto, (ii) under the rights agreement described in Schedule 6.21(ii) hereto and (iii) under the letter agreement described in Schedule 6.21(iii) hereof, to be terminated, effective upon the consummation of the Merger.

ARTICLE VII

CONDITIONS TO MERGER

    Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

      (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of the requisite number of outstanding shares of Shomiti Common Stock.

      (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

      (c) All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Finisar or Shomiti or a material adverse effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

      (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Finisar's conduct or operation of the business of Finisar or Shomiti after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

      (e) The California Department of Corporations shall have issued the Permit qualifying the securities to be issued hereunder pursuant to Section 25121 of the California Corporations Code, and such issuance shall be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof.

      (f)  Finisar shall have received a written opinion from its counsel, Gray Cary Ware & Freidenrich LLP, and Shomiti shall have received a written opinion from its counsel, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to both parties, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided, however, that if counsel to either party does not render such opinion, this condition shall be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. In rendering such opinions, counsel may rely upon reasonable representations and certificates of Finisar, Sub, Shomiti and their respective directors and officers.

      (g) If required by applicable Nasdaq rules, the shares of Finisar Common Stock issuable to the Shomiti Shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NNM upon official notice of issuance.

    Section 7.2  Additional Conditions to Obligations of Finisar and Sub.  The obligations of Finisar and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Finisar:

      (a) The representations and warranties of Shomiti set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Shomiti, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Finisar shall have received a certificate to such effect signed on behalf of Shomiti by the chief executive officer of Shomiti. For purposes of this subsection 7.2(a), the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Shomiti: (i) reductions in the trading price of Finisar Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) events or occurrences affecting the general economy, the electronics or communications industries, generally, or the segments of the electronics and communications industries in which Shomiti participates; or (iii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

      (b) Shomiti shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Finisar shall have received a certificate to such effect signed on behalf of Shomiti by the chief executive officer of Shomiti.

      (c) Finisar shall have received from Shomiti written evidence that the execution, delivery and performance of Shomiti's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors and the shareholders of Shomiti.

      (d) Finisar shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Finisar Capital Stock pursuant to the Merger.

      (e) Each of the Key Employees shall have executed and delivered their respective Employment Agreements.

      (f)  Each of the Amended Employee Agreements shall have been executed and delivered in accordance with the terms set forth in Schedule 6.11(c).

      (g) Each of the Key Employees shall have executed and delivered their respective Noncompetition Agreements.

      (h) Finisar shall have received satisfactory assurance, as determined by Finisar in good faith, that at least 90% of the Shomiti employees listed in Schedule 6.11(d) (other than the Key Employees) will remain employed by the Surviving Corporation or Finisar after the Merger.

      (i)  The Merger shall have been approved by the affirmative vote of the holders of not less than 95% of the outstanding shares of Shomiti Capital Stock.

      (j)  Finisar shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Shomiti, substantially in the form of Exhibit E hereto.

      (k) The Escrow Agreement shall have been executed and delivered by the Shareholders' Representative (as defined in Section 9.6) and the Escrow Agent.

      (l)  Finisar shall have received from each of the affiliates of Shomiti an executed Affiliate Agreement.

      (m) All Shomiti Warrants shall have been exercised by means of cash exercise, or, to the extent permitted by the terms thereof, by means of a net exercise, or terminated pursuant to their terms; provided, however, that all Shomiti Warrants issued between the date hereof and the Closing Date shall have been exercised by means of a cash exercise pursuant to, and in accordance with, Section 6.19.

      (n) Shomiti shall have obtained all consents, waivers and approvals listed in Schedule 7.2(n) hereto.

      (o) Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Internal Revenue Code shall have been approved by such number of shareholders of Shomiti as is required by the terms of Section 280G(b)(5)(B), which approval shall have been obtained in a manner that satisfies all applicable requirements of such Section 280(G)(b)(5)(B) and the proposed Treasury regulations thereunder, including subsection Q-7 of Section 1.280G-1 of such proposed regulations.

      (p) Shomiti shall have delivered to Finisar its audited financial statements for the years ended October 1, 1999 and September 30, 2000 pursuant to, and in accordance with, the terms set forth in Section 6.20.

      (q) The rights of the third parties (i) identified and set forth in Sections 2, 3 and 4 of the agreement described in Schedule 6.21(i), (ii) under the rights agreement described in Schedule 6.21(ii) hereto and (iii) under the letter agreement described in Schedule 6.21(iii) hereto shall have been terminated effective upon the consummation of the Merger.

    Section 7.3  Additional Conditions to Obligations of Shomiti.  The obligation of Shomiti to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Shomiti:

      (a) The representations and warranties of Finisar and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period, and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Shomiti shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar. For the purposes of the foregoing condition, the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Finisar: (i) reductions in the trading price of Finisar Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) events or occurrences affecting the general economy, the electronics or communications industries, generally, or the segments of the electronics and communications industries in which Finisar participates; or (iii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

      (b) Finisar and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Shomiti shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar.

      (c) Shomiti shall have received from Finisar and Sub written evidence that the execution, delivery and performance of Finisar's and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors of Finisar and Sub.

      (d) Finisar shall have executed and delivered the Employment Agreements and Noncompetition Agreements.

      (e) Shomiti shall have received a legal opinion from Gray Cary Ware & Freidenrich LLP, counsel to Finisar, substantially in the form of Exhibit F hereto.

      (f)  The Escrow Agreement shall have been executed and delivered by Finisar and the Escrow Agent.

ARTICLE VIII

TERMINATION AND AMENDMENT

    Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(e), by written notice by the terminating party to the other party):

      (a) by the mutual written consent of Finisar and Shomiti;

      (b) by either Finisar or Shomiti if the Merger shall not have been consummated by April 15, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; and provided further, that if as of such date the waiting period (and any extension thereof) applicable to the

  Merger under the HSR Act shall not have been terminated or shall not have expired, Finisar or Shomiti may, by written notice to the other, elect to extend such date for up to an additional sixty (60) days;

      (c) by either Finisar or Shomiti if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Sections 6.5 or 6.7 of this Agreement;

      (d) by Finisar if the Board of Directors of Shomiti shall have withdrawn or modified its recommendation of this Agreement or the Merger for approval by the shareholders of Shomiti in a manner adverse to Finisar or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing; or

      (e) by Finisar or Shomiti, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Finisar) or 7.3(a) or (b) (in the case of termination by Shomiti) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

    Section 8.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Finisar, Shomiti, Sub or their respective officers, directors, shareholders or Affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 6.16 and 6.18 of this Agreement and the confidentiality provisions set forth herein and in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.3  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Shomiti, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

ESCROW AND INDEMNIFICATION

    Section 9.1  Survival of Representations and Warranties.  If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Closing Date. No action may be brought by a member of the Finisar Group (as defined in Section 9.2) with respect to a breach of a representation or warranty under this Agreement or the transactions contemplated hereby (i) unless an Indemnification Claim is made under Section 9.3 on or before the date that is twelve (12) months following the Closing Date (the "Termination Date") or (ii) except for claims under Section 9.2(d), as allowed by law.

    Section 9.2  Indemnification by Shareholders.

      (a) Subject to the terms and conditions contained herein, Finisar, its officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Finisar, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Finisar Group") shall be entitled to recover from the Escrow any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Finisar Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Shomiti in this Agreement, including the Shomiti Disclosure Schedule, (ii) any Shomiti Transaction Expenses (exclusive of the Shomiti Accounting Fee Deductible) in excess of the amount set forth on the Shomiti Closing Transaction Expense Schedule and not reflected in the calculation of the applicable Exchange Ratio, or (iii) any breach of this Article IX or the Escrow Agreement (collectively, "Finisar Losses").

      (b) No member of the Finisar Group shall be entitled to recover any Finisar Losses except to the extent the aggregate amount of all Finisar Losses under all claims exceeds $100,000 (the "Deductible Amount"); provided, however, that Finisar Losses under Section 9.2(a)(ii) shall be recoverable in full without regard to the Deductible Amount.

      (c) The right of a member of the Finisar Group to recover a Finisar Loss under this Article IX is subject to the condition that the Shareholders' Representative (as defined in Section 9.6) shall have received written notice of an Indemnification Claim (as defined in Section 9.3) for such Finisar Loss on or before the Termination Date.

      (d) The provisions of Section 9.2(b) above and 9.5 below shall not limit, in any manner, any remedy at law or in equity to which any member of the Finisar Group shall be entitled against Shomiti or, on a joint (but not several) basis, any securityholder of Shomiti who is currently an officer or director of Shomiti or any securityholder of Shomiti that is a venture capital fund or firm that is affiliated with any such director of Shomiti as a result of willful fraud or intentional misrepresentation by Shomiti, any securityholder of Shomiti or any of their respective representatives, or any rights that Finisar may have under federal or state securities laws regarding compliance or non-compliance with the anti-fraud provisions thereof; provided, however, that liability with respect thereto shall be limited to twenty-four (24) months following the Closing Date; and provided, further, however, that in no event shall any such securityholder of Shomiti have any liability in excess of the portion of the Total Merger Shares received by such securityholder in connection with the Merger or the proceeds, if any, received by such securityholder in connection with the disposition of such Merger consideration. Notwithstanding the foregoing, nothing in this Agreement shall limit the liability in amount, indemnification period or otherwise of Shomiti or any securityholder or any of their respective representatives to the extent such securityholder knowingly participated in such fraud, intentional misrepresentation, and/or noncompliance with the anti-fraud provisions under federal or state securities laws.

      (e) The amount of Finisar Losses shall be computed after giving effect to the receipt of any insurance proceeds (without any adverse effect on the premiums paid for such insurance) and tax benefits with respect thereto.

    Section 9.3  Procedures for Recovery.

      (a) As used in this Article IX, the term "Indemnitee" means the member or members of the Finisar Group seeking recovery from the Escrow.

      (b) A claim for recovery from the Escrow (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice signed by an executive officer of Finisar to the Shareholders' Representative and the Escrow Agent requesting recovery and specifying in reasonable detail the basis on which recovery is sought (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Finisar Losses and, in the case of a Third Party Claim (as defined in Section 9.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

      (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 hereof shall be observed by Indemnitee and the Shareholders' Representative.

    Section 9.4  Defense of Third Party Claims.  Should any claim be made or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to recovery under this Article IX (including, without limitation, any claim by the Internal Revenue Service or the United States Department of Labor) (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

      (a) Such Indemnitee shall give the Shareholders' Representative and the Escrow Agent written notice of any such Third Party Claim within thirty (30) days after receipt by Indemnitee of notice thereof, and the Shareholders' Representative may, subject to the prior written consent of Finisar, undertake control of the defense thereof by counsel of his own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. If, however, Shareholders' Representative fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Representative by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, within fifteen (15) days of its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 9.3(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to the Shareholders' Representative or the Escrow Agent shall not release the Shomiti Shareholders from their obligations hereunder, except to the extent they are prejudiced by such failure.

      (b) Indemnitee and the Shareholders' Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

      (c) No settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Shareholders' Representative, which consent shall not be unreasonably withheld or delayed. If the Shareholders' Representative has assumed the defense of a Third Party Claim as contemplated by this Section 9.4, no settlement of such Third Party Claim may be made by the Shareholders' Representative without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed. In the event that the Shareholders' Representative has consented to the specific terms of any such settlement, including, but not limited to, the dollar amount of such settlement, neither the Shomiti Shareholders nor the Shareholders' Representative shall have any power or authority to object under the objection procedures set forth in the Escrow Agreement or any provision of this Agreement to the amount of any claim by Finisar for indemnity to the extent it is consistent with the specific terms of such settlement to which the Shareholders' Representative has consented.

    Section 9.5  Manner of Recovery.

      (a) The Escrow Shares deposited into Escrow pursuant to the Escrow Agreement in accordance with the provisions of Section 2.4 shall provide a fund against which members of the Finisar Group may assert claims under this Article IX. Except as specifically provided in Section 9.2(d), the sole recourse of any member of the Finisar Group for claims with respect to this Agreement or the transactions contemplated hereby is to the Escrow Shares.

      (b) Each claim asserted pursuant to this Article IX shall be made only in accordance with the procedures set forth herein and in the Escrow Agreement, subject to the provisions of Section 9.2(d) hereof.

    Section 9.6  Appointment of Shareholders' Representative.  For purposes of this Agreement, the Shomiti Shareholders consent to the appointment of William Nieto as the representative and attorney-in-fact for and on behalf of the Shomiti Shareholders (the "Shareholders' Representative"), and to the taking by the Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement on behalf of the Shomiti Shareholders, (ii) authorize delivery to Finisar of Escrow Shares in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (iv) resolve any Indemnification Claims and (v) take all actions necessary in the judgment of the Shareholders' Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Shareholders' Representative has unlimited authority and power to act on behalf of each shareholder of Shomiti with respect to the disposition, settlement or other handling of all Indemnification Claims. With respect to any interest in the Escrow, each shareholder of Shomiti will be bound by all actions taken by the Shareholders' Representative in connection with all Indemnification Claims, and Finisar shall be entitled to rely on any action or decision of the Shareholders' Representative. The Shareholders' Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or bad faith. In all questions arising under this Agreement or the Escrow Agreement, the Shareholders' Representative may rely on the advice of counsel, and the Shareholders' Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders' Representative based on such advice. Except as expressly provided herein, the Shareholders' Representative will not be required to take any action involving any expense (including consultation of his legal counsel) unless the payment of such expense is made or provided for in a manner satisfactory to him. The former Shomiti Shareholders on whose behalf the Escrow Shares were contributed to the Escrow Fund shall severally indemnify the Shareholders' Representative and hold the Shareholders' Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Representative and arising out of or in connection with the acceptance or administration of the Shareholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders' Representative. At any time during the term of the Escrow Agreement, holders of a majority of the Escrow Shares subject to Indemnification Claims under this Article IX may, by written consent, appoint a new representative as the Shareholders' Representative by sending notice and a copy of the written consent appointing such new representative signed by holders of a majority of the Escrow Shares to Finisar and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Finisar and the Escrow Agent.

ARTICLE X

GENERAL PROVISIONS

    Section 10.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Finisar, to:

    Finisar Corporation
    1308 Moffett Park Drive
    Sunnyvale, CA 94089-1113
    Attention: Chief Executive Officer
    Fax: (408) 541-9579
    Tel: (408) 548-1000

    with a copy to:

    Gray Cary Ware & Freidenrich LLP
    400 Hamilton Avenue
    Palo Alto, CA 94301
    Attention: Dennis C. Sullivan, Esq.
    Fax: (650) 327-3699
    Tel: (650) 833-2000

      (b) if to Shomiti, to

    Shomiti Systems, Inc.
    1800 Bering Drive
    San Jose, CA 95112
    Attention: Chief Executive Officer
    Fax: (408) 437-4041
    Tel: (408) 437-3940

    with a copy to:

    Wilson, Sonsini, Goodrich & Rosati, Professional Corporation
    650 Page Mill Road
    Palo Alto, CA 94304
    Attention: Alisande M. Rozynko, Esq.
    Fax: (650) 496-4367
    Tel: (650) 493-9300

      (c) if to the Shareholders' Representative, to

    William Nieto
    Business Equity Appraisal Reports, LLC
    865 Laurel Street
    San Carlos, CA 94070
    Fax: (650) 508-4410
    Tel: (650) 592-6041

    with a copy to:

    General Counsel Associates
    1891 Landings Drive
    Mountain View, CA 94073
    Attn: Robert Sloss, Esq.
    Fax: (650) 428-3901
    Tel: (650) 428-3900

    Section 10.2  Interpretation.

      (a) For purposes of this Agreement

         (i) When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

        (ii) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation;"

        (iii) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available;

        (iv) The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 21, 2000;

        (v) Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its Subsidiaries, taken as a whole;

        (vi) Any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters;

       (vii) Any reference to the "prospects" of Shomiti or its business, or to Shomiti's business "as currently proposed to be conducted," means such prospects or business without taking into account the effects of the Merger or any changes to Shomiti's business that are initiated by Finisar thereafter;

       (viii) The word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; and

        (ix) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (b) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

    Section 10.3  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 10.4  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Section 10.5  Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

    Section 10.6  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

    Section 10.7  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 10.8  Attorneys' Fees.  Notwithstanding anything to the contrary set forth in Section 6.18 hereof, if any dispute occurring prior to the Closing between the parties under this Agreement or with respect to the transaction contemplated hereby is determined, resolved or adjudicated by a court or public or private tribunal or panel, the prevailing party in such dispute shall be entitled to recover from the other its reasonable attorneys' fees and other professional fees and costs incurred in such dispute. "Prevailing party" within the meaning of this Section 10.8 includes, without limitation, a party who obtains substantially the relief or defense sought by it whether by compromise, settlement or judgment.

    Section 10.9  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY FOR ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Finisar, Sub and Shomiti have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

SHOMITI SYSTEMS, INC.		FINISAR CORPORATION
By:	/s/ WILLIAM SHAW William Shaw President and Chief Executive Officer	By:	/s/ JERRY S. RAWLS Jerry S. Rawls President and Chief Executive Officer

SILVER ACQUISITION CORP.
		By:	/s/ JERRY S. RAWLS Jerry S. Rawls President and Chief Executive Officer
President and Chief Executive Officer

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AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SHOMITI
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB
ARTICLE V CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX ESCROW AND INDEMNIFICATION
ARTICLE X GENERAL PROVISIONS